SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ----------------

                                    FORM 11-K

                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One):

|X|      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934.

For the fiscal year ended  December 31, 1997

                                       OR

|_|      TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934.

For the transition period from  _______________ to __________________

Commission filed number  0-3021


         A. Full title of the plan and the address of the plan, if different from that of the issuer named below: USF&G Capital Accumulation Plan


         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          The St. Paul Companies, Inc.
                              385 Washington Street
                            St Paul, Minnesota 55102

                              REQUIRED INFORMATION

         The USF&G Capital Accumulation Plan (the "Plan") is subject to the financial reporting requirements of Employee Retirement Income Security Act of 1974 (ERISA). In accordance with Instruction E to Form 11-K, the Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are filed in paper under cover of Form SE.





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


                                  EXHIBIT INDEX




Exhibit                                                      Sequential
Number                  Description                          Page Number


   23                   Consent of Independent Auditors           5


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

                                   SIGNATURES



         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 USF&G Capital Accumulation Plan
                                 ------------------------------------
                                 (Name of Plan)


Date:   June 26, 1998            /s/ JOHN A. MACCOLL
                                 ------------------------------------
                                 Name:  John A. MacColl
                                 Title: Executive Vice President
                                        USF&G Corporation
                                        and Plan Administrator


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

                                   EXHIBIT 23



                         Consent of Independent Auditors




We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-50941) pertaining to the USF&G Capital Accumulation Plan of our report dated June 4, 1998, with respect to the financial statements and schedules of the USF&G Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1997.




                                               /s/ ERNST & YOUNG LLP



Baltimore, Maryland
June 29, 1998

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